EXHIBIT 10.2

Exhibit A

SUBORDINATED NOTE

$	, 2007

FREEDOMROADS HOLDING COMPANY, LLC, a Minnesota limited liability company (the “Company”), for value received, hereby promises to pay to AFFINITY GROUP, INC. and its registered assigns (the “Payee”) the principal sum of                                                ($                  ) on the Maturity Date (capitalized terms used herein and not otherwise defined herein are defined in Section 3 hereof) and to pay interest thereon from the date hereof as provided herein.

Section 1.               Interest.

Interest shall be payable semi-annually in arrears on each Record Date at the Bond Rate.  Until interest is required to be paid in cash in respect of the AGHI Bonds, interest shall be accrued and compounded on each Record Date.  Thereafter, interest shall be paid in cash on each Record Date. From and after the occurrence of an Event of Default, interest shall accrue (or be paid in cash, as the case may be) at the Default Rate on the outstanding principal hereof and all accrued but unpaid interest thereon.

Section 2.               Subordination to Senior Indebtedness.

(a)           Subordination.  The indebtedness evidenced by this Note shall be subordinate and junior, to the extent and in the manner hereinafter set forth, to all Senior Indebtedness, whether outstanding at the date hereof or hereafter created, incurred, assumed or guaranteed:

(i)            In the event of any insolvency, receivership, liquidation, reorganization or other similar proceedings in connection therewith relative to the Company, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency, receivership, liquidation, reorganization or other similar proceedings, then the holders of Senior Indebtedness shall be entitled to receive payment in full of all principal of and interest on all Senior Indebtedness before the Payee is entitled to receive any payment on account of principal of or interest on the Note, and to that end the holders of Senior Indebtedness shall be entitled to receive for application in payment thereof any payment or distribution of any kind or character, whether in cash or property or securities, which may be payable or deliverable in any such proceedings by the trustee in bankruptcy, receiver, assignee for the benefit of creditors or other liquidating agent in respect of the Note.

(ii)           The Payee, by acceptance of this Note,

(A)          irrevocably authorizes and empowers (without imposing any obligation on) each holder of Senior Indebtedness (hereinafter in this clause (ii) called a “Senior Lender”) at the time outstanding and such Senior Lender’s representatives to demand, sue for, collect, receive and receipt for such Senior Lender’s  ratable share of all payments and distributions in respect of the Note which are required to be paid or delivered to the Senior

Lenders as provided in clause (i) above, and to file and prove all claims therefor and take all such other action (including the right to vote the Payee’s interest in the Note), in the name of the Payee or otherwise, as such Senior Lender or such Senior Lender’s representatives may determine to be necessary or appropriate for the enforcement of clause (i) above, provided, however, that no action may be taken by any Senior Lender or such Senior Lender’s representatives pursuant to the authorization conferred by this item (A) of this clause (ii) unless written notice shall have been given by such Senior Lender or such Senior Lender’s representatives to the Payee requesting the Payee to take such action and the Payee shall not have taken such action within 15 days after the giving of such notice; and

(B)           agrees to execute and deliver to each Senior Lender and such Senior Lender’s representatives all such further instruments confirming the above authorization, and all such powers of attorneys, proofs of claim, assignments of claim and other instruments, and to take all such other action, as may be requested by such Senior Lender or such Senior Lender’s representatives in order to enable such Senior Lender to enforce all claims upon or in respect of the Payee’s interest in the Note.

(b)           Payment to Holders of Senior Indebtedness of Certain Amounts Received by Payee.  In the event that, notwithstanding the provisions hereof prohibiting such distribution or payment, any distribution of assets of the Company or payment by or on behalf of the Company of any kind or character, whether in cash, property or securities, to which the Payee would be entitled but for the provisions of this Section 2 prohibiting such distribution or payment, shall be received by the Payee before the principal of and interest on all Senior Indebtedness is paid in full, or provision is made for its payment, such distribution or payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of such Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held or represented by each, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay the principal of (and premium, if any) and interest on all such Senior Indebtedness in full, after giving effect to any concurrent distribution or payment, or provision therefor, from any source, to the holders of such Senior Indebtedness or their representatives or trustees.

(c)           Obligation to Pay Not Impaired.  Nothing contained in this Section 2 or elsewhere herein, is intended to or shall alter or impair, as between the Company, its creditors other than the holders of the Senior Indebtedness and the Payee, the obligation of the Company, which is absolute and unconditional, to pay to the Payee the principal of and interest on the Note at the time and place and at the rate prescribed, or to affect the relative rights of the Payee and the creditors of the Company other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent the Payee from exercising all remedies otherwise permitted by applicable law upon default under the Note, subject to the rights, if any, under this Section 2 of the holders of the Senior Indebtedness to receive cash, property or securities otherwise payable or deliverable to the Payee.

(d)           Reliance by Senior Indebtedness on Subordination Provisions.  The Payee, by acceptance of the Note, acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to the holders of the Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of the Note, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness, and such holder of the Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

(e)           Certain Payments and Credits Permitted.  Nothing contained in this Note shall prevent (a) the Company from making payment of or on account of the interest on the Note  not then contrary to the conditions described in Section 2(c) hereof, or (b) the retention by the Payee of moneys so paid to it on account of the interest on the Note.

(f)            Subordination Not to be Prejudiced by Certain Acts.  No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act on the part of the Company or by any act or failure to act by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of this Note, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

(g)           Company Authorized to Effectuate Subordination.  The Payee, by acceptance of this Note, authorizes and directs the Company on Payee’s behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination, as between the Payee and the holders of the Senior Indebtedness, as provided in this Section 2 and appoints the Company Payee’s attorney-in-fact for any and all such purposes.  Payee, by its acceptance of this Note, agrees to execute and deliver to the Company such other and further intercreditor agreements and subordination agreements as the Senior Lender may reasonably require, all in such form as customarily used by the Senior Lender.

Section 3.               Certain Terms Defined.  The following terms for all purposes of this Note shall have the respective meanings specified below:

AGHI means Affinity Group Holding, Inc., the parent of the Payee.

AGHI Bonds means the notes in the original principal amount of $88.2 million issued by AGHI pursuant to the terms of the Indenture.

 Indenture means that certain indenture made between AGHI and The Bank of New York, as trustee, dated as of March 24, 2005.

“Bond Rate” means the eleven and one-half percent (11½%) per annum, which, with the face rate and original issue discount, is the effective interest rate payable in respect of the AGHI Bonds.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means the interest rate payable in respect of the AGHI Bonds in the event of the occurrence of an event of default in the payment or performance by the AGHI of the terms of the Indenture of the AGHI Bonds.

“Event of Default” has the meaning set forth in Section 5.

“Maturity Date” means the earlier to occur of (i) the sale or other disposition by the Company of the Shares other than to an entity controlled by, controlling or under common control with the Company, (ii) the third anniversary of the date hereof, (iii) the day preceding the date on which the Company declares or pays any dividend or makes any other distribution to its shareholders (other than, so long at the shareholders of the Company are taxes on the income of the Company,  dividends in an amount equal to taxes at the highest marginal federal tax rate on the taxable income of the Company) .

 “Senior Indebtedness” means the principal of, accrued but unpaid interest on and other obligations of the Company to the Senior Lender in respect of up to $145 million in principal amount of indebtedness of the Company which is designated by the Company as “Senior Indebtedness” for purposes hereof.

“Senior Lender” means the holder or holders of the Senior Indebtedness.

Section 4.               Event of Default Defined; Remedies.  In case one or more of the following events (each an “Event of Default”) shall have occurred and be continuing:

(a)           default in the payment of any interest under Section 1 as and when the payment shall become due and payable, if the Company shall have failed to cure such default in full within 30 calendar days after the occurrence of any such default; or

(b)           default in the payment of all or any part of the principal on this Note as and when the same shall become due and payable, whether on the Maturity Date, by acceleration or

Section 5.               Prepayments.

This Note may be prepaid at any time and from time to time without premium or penalty.

Section 6.               Miscellaneous.  This Note shall be deemed to be a contract under the laws of the State of Minnesota and shall be governed by and construed in accordance with the laws of said State, without regard to principles of conflict of laws.  The parties hereto hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically provided herein.  The Payee, by acceptance of this Note, agrees to be bound by the provisions hereof.  This Section headings herein are for convenience only and shall not modify, restrict or otherwise affect the construction of any of the terms and provisions hereof.  In case any provisions of this Note shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Note shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

FREEDOMROADS HOLDING COMPANY, LLC

By:
Name:
Title: